MASTER SERVICES AGREEMENT

This Agreement between Avasoft, Inc. and any and all of its subsidiary corporations and any and all affiliate corporations, partnerships, or other entities, referred to in this document as "Avasoft" and Starpoint Strategies ("Consultant") is made with reference to the following:

1. Purpose

Avasoft desires to retain the services of Starpoint Strategies as a Consultant. The nature and extent of the work to be performed by Consultant and the compensation and the compensation to be paid to Consultant therefor in connection with each project to be undertaken hereunder will be described in a Work Statement referencing this Agreement and executed by both Avasoft and Consultant. If Avasoft requests services in addition to those described in a Work Statement, an amended Work Statement shall be executed which describes such additional services, the consulting fee therefor when such services shall be performed and any other material matters with respect thereto.

2. Term

This Agreement shall become effective when executed by both Avasoft and Consultant and shall remain in effect for a period described in the accompanying Work Statement. The provisions of Sections 6, and 7 herein shall survive any termination of this Agreement.

3. Compensation

In consideration of the services to be performed by Consultant, Avasoft will pay Consultant the amounts specified in each Work Statement issued hereunder.

4. Invoices and Payments

Consultant will invoice Avasoft upon completion of each assignment. Invoice payment is due thirty (30) calendar days after receipt by Avasoft. Checks are to be made payable to Starpoint Strategies. After thrity (30) days interest will accrue at the then existing *bank-prime-loan* rate + 1% published daily in the HR.15 report at the Federal Reserve site http://www.federalreserve.gov/releases/H15/update/. The parties may only change interest terms by executing a subsequent written modification, signed by both parties.

5. Independent Contractor

In performing services hereunder, Consultant shall at all times remain an independent contractor and shall not be considered to be an agent or employee of Avasoft for any purposes. Avasoft shall not withhold any taxes from nor make any contributions to social security and unemployment compensation with respect to payments to Consultant hereunder and Consultant shall not be entitled to any benefits Avasoft may provide for its employees. Consultant's services will have to be completed to the satisfaction of Avasoft; however, the actual details of the services shall be under Consultant's control. If necessitated by the nature of the services, Avasoft may provide reasonable working space and access to its equipment as may be reasonably required. The services shall be performed in accordance with this Agreement and any Work Statement issued hereunder, and in accordance with such requirements or restrictions as may be lawfully imposed by governmental authorities. Consultant shall also comply at its expense with all applicable provisions of workers' compensation laws, unemployment compensation laws, federal social security law, the Fair Labor Standards Act, and all other applicable federal, state and local laws and regulations relating to terms and conditions of employment required to be fulfilled by employees.

6. Confidentiality

In order that Consultant may assist Avasoft more effectively, Avasoft may disclose certain information relating to Avasoft's past, present,

or future research, marketing, development of business activities (all hereinafter referred to as "Confidential Information"). Except as required by the duties hereunder, Consultant will not directly or indirectly use, disseminate, lecture upon, publish, or disclose in any way, any of the Confidential Information disclosed to Consultant through research or other means pursuant to the services provided hereunder. Furthermore, Consultant agrees to sign and abide by the terms set forth in Avasoft's standard Non-Disclosure Agreement, containing Customer Information Confidentiality Provisions (attached hereto).

7. Conflict of Interest

This Agreement is intended to secure to Avasoft Consultant's assistance and cooperation and shall operate to preclude Consultant from performing services for others during the term of this Agreement which would result in a conflict of interest with the contractual relationship represented by this Agreement or any Work Statement issued hereunder. In the event that Consultant undertakes such services, Consultant shall promptly so notify Avasoft, and Avasoft may, at its option, terminate this Agreement and any Work Statements.

8. Assignment

Consultant may not assign this Agreement or any Work Statement issued hereunder or subcontract its obligations hereunder without the prior written consent of Avasoft.

9. Termination and Cancellation

Either party may terminate this Agreement or any Work Statement hereunder upon giving thirty (30) calendar days prior written notice.

10. No License Granted

No license, express or implied, under any patents or copyrights are granted hereunder by Avasoft to Consultant or by Consultant to Avasoft.

11. Entire Agreement

This Agreement, the documents referenced herein and the Work Statement appended hereto constitute the entire agreement between Consultant and Avasoft concerning the performance of services as described herein. No waiver, alteration or modification of any of the provisions of this Agreement nor any additions thereto shall be binding unless evidenced by a document in writing signed by Consultant and Avasoft.

12. State Law

The Agreement shall be interpreted under and be governed by the laws of the State of California.

13. Counterparts

This Agreement may be executed in counter-parts, each of which will be deemed to be an original and together will constitute one and the same agreement.

MASTER SERVICES AGREEMENT

Starpoint Strategies, Inc.
4120 Douglas Boulevard, Suite 306 - 239
Sacramento, CA 95746

By: [signature]

Title: Founder, President & CEO

Date: 11/24/05

Avasoft, Inc.
2234 Solitude Court
Rocklin, CA 95765

By: [signature]

Title: President

Date: 11/24/05

WORK STATEMENT TO
MASTER SERVICES AGREEMENT
EXHIBIT A

Starpoint Strategies™

1. Services to be Performed

Consultant will assume responsibilities head of finance and general counsel for Avasoft. Working with the Chairman of Avasoft (Jim Wheeler) such responsibilities will include those generally associated with these roles in private entities including (but not limited to):

- Accounting & Finance
  - ✓ Bookkeeping and general ledger accounting
  - ✓ Forecasts and budgets
  - ✓ Tax accounting & reporting
  - ✓ A/R management
  - ✓ Shareholder financial reporting
  - ✓ Financial analysis of proposed contracts and transactions
  - ✓ Managing the acquisition of debt or equity financing as directed
- General Counsel
  - ✓ Legal counsel on general corporate matters
  - ✓ Legal counsel on corporate transactions
  - ✓ Acting Secretary of the Board

2. Service Fee

Service fees total approximately $5,000.00 for forty hours per month at the rate of $125 per hour. Consultant and Avasoft have agreed that payment will be made in cash. Due and payable before the 15th of every month for the prior month's service. Equity to be determined by the parties on or before January 15, 2006.

3. Term of Agreement

The term of this agreement shall be from the effective date of this Agreement to December 31, 2006 or until this Work Statement is completed, canceled or amended, whichever occurs first.

Starpoint Strategies, Inc.	**Avasoft, Inc.**
4120 Douglas Boulevard, Suite 306 - 239	2234 Solitude Court
Sacramento, CA 95746	Rocklin, CA 95765
By: Robert C. Duncan	By: [signature]
Title: Founder, President & CEO	Title: CEO
Date: 11/24/05	Date: 11/24/05